Exhibit 4.27

CLIFFORD CHANCE US LLP

INTERNATIONAL GAME TECHNOLOGY
as Issuer

EACH OF THE GUARANTORS NAMED HEREIN

and

WELLS FARGO BANK, NATIONAL ASSOCIATION
as Trustee

5.35% NOTES DUE 2023

AMENDMENT NO. 2
DATED AS OF APRIL 22, 2015

TO THIRD SUPPLEMENTAL INDENTURE
DATED AS OF SEPTEMBER 19, 2013

SUPPLEMENTAL TO INDENTURE

DATED AS OF JUNE 15, 2009

AMENDMENT NO. 2 TO THIRD SUPPLEMENTAL INDENTURE, dated as of April 22, 2015 (this “Amendment No. 2”), among INTERNATIONAL GAME TECHNOLOGY, a Nevada corporation (the “Company”); INTERNATIONAL GAME TECHNOLOGY PLC, a public limited company incorporated under the laws of England and Wales (formerly known as Georgia Worldwide PLC and successor by merger to GTECH S.p.A.) (“Holdco” and, in its capacity as guarantor, the “Holdco Guarantor”); GTECH CANADA ULC, a Nova Scotia unlimited liability company, GTECH USA, LLC, a Nevada limited liability company, GTECH GERMANY GMBH, a company with limited liability (Gesellschaft mit beschränkter Haftung) incorporated under the laws of Germany, LOTTOMATICA HOLDING S.R.L., a limited liability company (Società a Responsabilità Limitata) incorporated under the laws of Italy, GTECH CORPORATION, a Delaware corporation, DOUBLE DOWN INTERACTIVE LLC, a Washington limited liability company, GTECH HOLDINGS CORPORATION, a Delaware corporation, IGT, a Nevada corporation, GTECH FOREIGN HOLDINGS CORPORATION, a Delaware corporation, INVEST GAMES S.A., a public limited liability company (Société Anonyme) incorporated under the laws of Luxembourg, and GTECH RHODE ISLAND LLC, a Rhode Island limited liability company (in their respective capacities as guarantors, each, a “Holdco Subsidiary Guarantor” and, collectively, the “Holdco Subsidiary Guarantors” and, together with the Holdco Guarantor, the “Guarantors”); and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (the “Trustee”).

WHEREAS, the Company and the Trustee have executed and delivered an Indenture, dated as of June 15, 2009 (the “Base Indenture” and, together with the Third Supplemental Indenture, dated as of September 19, 2013 (the “Third Supplemental Indenture”), each as amended by Amendment No. 1 to Third Supplemental Indenture, dated as of April 7, 2015 (“Amendment No. 1”) and this Amendment No. 2 and as further amended or supplemented from time to time, the “Indenture”), which provides for the issuance of debt securities in an unlimited aggregate principal amount from time to time in one or more series;

WHEREAS, pursuant to the terms of the Base Indenture and the Third Supplemental Indenture, the Company established and issued a series of its Securities designated as its 5.35% Notes due 2023 (the “2023 Notes”);

WHEREAS, the Indenture provides that under certain circumstances a Holdco Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Holdco Subsidiary shall unconditionally guarantee all of the Company’s obligations under the 2023 Notes and the Indenture on the terms and conditions set forth herein and under the Indenture;

WHEREAS, each of GTECH Canada ULC, GTECH USA, LLC, GTECH Germany GmbH, Lottomatica Holding S.r.l., GTECH Corporation, Double Down Interactive LLC, GTECH Holdings Corporation, IGT, GTECH Foreign Holdings Corporation, Invest Games S.A. and GTECH Rhode Island LLC is a Holdco Subsidiary for purposes of the Indenture, and each of such Holdco Subsidiaries has guaranteed certain Holdco Debt Securities;

WHEREAS, each of GTECH Corporation, IGT and GTECH Rhode Island LLC, in its capacity as a Guarantor, is a Relevant Guarantor for purposes of the Indenture; and

WHEREAS, Section 9.1(d) of the Base Indenture provides that the Company and the Trustee, may from time to time and at any time enter into a supplemental indenture without the consent of the Holders to provide any security for or guarantees of the 2023 Notes.

NOW, THEREFORE, the Company, the Guarantors and the Trustee hereby agree that the following Sections of this Amendment No. 2 supplement the Indenture with respect to the 2023 Notes issued thereunder, as follows:

Section 1.                                           Capitalized Terms.  Any capitalized term used herein and not otherwise defined herein shall have the meaning assigned to such term in the Indenture.

Section 2.                                           Guarantees.

(a)                                 Subject to Section 6 hereof, each Guarantor hereby absolutely, unconditionally and irrevocably guarantees (each, a “Guarantee”), on a joint and several basis, to each Holder of 2023 Notes (including each Holder of 2023 Notes issued under the Indenture after the date of this Amendment No. 2) and to the Trustee and its successors and assigns on a senior basis, irrespective of the validity and enforceability of the Indenture, the 2023 Notes or the obligations of the Company hereunder or thereunder (i) the full and punctual payment of all monetary obligations of the Company under the Indenture (including obligations to the Trustee) and (ii) the full and punctual performance within applicable grace periods of all other obligations of the Company under the Indenture.  Each Guarantor further agrees that its obligations hereunder shall be unconditional irrespective of the absence or existence of any action to enforce the same, the recovery of any judgment against the Company (except to the extent such judgment is paid) or any waiver or amendment of the provisions of the Indenture or the 2023 Notes to the extent that any such action or any similar action would otherwise constitute a legal or equitable discharge or defence of such Guarantor (except that such waiver or amendment shall be effective in accordance with its terms).

(b)                                 Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors will be jointly and severally obligated to pay the same immediately.  Each Guarantor further agrees that its Guarantee constitutes a guarantee of payment, performance and compliance and not merely of collection.

(c)                                  Subject to this Section 2 and Section 5 and 6 hereof, the Guarantors hereby agree that their obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of the 2023 Notes or the Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the 2023 Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor.  Without limiting the generality of the foregoing, each Guarantor’s liability under this Guarantee shall extend to all obligations under the 2023 Notes and the Indenture (including, without limitation, interest, fees, costs and expenses) that would be owed but for the fact that they are unenforceable or not allowable due to any proceeding under bankruptcy law involving the Company or any Guarantor.  Each Guarantor further agrees to waive presentment to, demand of payment from and protest to the Company of its Guarantee, and also waives diligence, notice of acceptance of its Guarantee, presentment, demand for payment, notice of protest for non-payment, the filing of claims with a court in the event of merger or bankruptcy of the Company and any right to require a proceeding first against the Company or any other Person.  The obligations of a Guarantor shall not be affected by any failure or policy on the part of the Trustee to exercise any right or remedy under the Indenture or the 2023 Notes of any series.  Subject to Section 5 hereof, each Guarantor covenants that this Guarantee will not be discharged except by complete performance of the obligations contained in the 2023 Notes and the Indenture.

(d)                                 The obligation of a Guarantor to make any payment hereunder may be satisfied by causing the Company or any other Guarantor to make such payment.  If any Holder of any 2023 Notes or the Trustee is required by any court or otherwise to return to the Company or any Guarantor or any custodian, trustee, liquidator or other similar official acting in relation to any of the Company or any such Guarantor any amount paid by any of them to the Trustee or such Holder, any applicable Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

(e)                                  Each Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee or any Holder of 2023 Notes in enforcing any of their respective rights under its Guarantee.

(f)                                   Each Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Holders of the 2023 Notes in respect of any obligations guaranteed hereby until payment and performance in full of all obligations guaranteed hereby.  Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders of the 2023 Notes and the Trustee, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article VII of the Third Supplemental Indenture for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article VII of the Third Supplemental Indenture, such obligations (whether or not due and payable) will forthwith become due and payable by the Guarantors for the purpose of this Guarantee.  The Guarantors will have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders of the 2023 Notes under the Guarantee.

(g)                                  Any term or provision of this Amendment No. 2 to the contrary notwithstanding, the maximum aggregate amount of a Guarantor’s Guarantee shall not exceed the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Section 2, result in the obligations of such Guarantor under its Guarantee not constituting either a fraudulent transfer or conveyance or voidable preference, financial assistance or improper corporate benefit, or violating the corporate purpose of the relevant Guarantor or any applicable capital maintenance or similar laws or regulations affecting the rights of creditors generally under any applicable law or regulation.

Section 3.                                           Execution and Delivery of Guarantee. Neither the Company nor any Guarantor shall be required to make a notation on the 2023 Notes to reflect any Guarantee or any release, termination or discharge thereof.  Each Guarantor agrees that its Guarantee set forth in Section 2 hereof will remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Guarantee.

Section 4.                                           Successor Guarantor Substituted. In case of any consolidation, merger, sale or conveyance in compliance with the Indenture and upon, to the extent required by the Indenture, the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the Guarantee endorsed upon the 2023 Notes and the due and punctual performance of all of the covenants and conditions of the Indenture to be performed by the Guarantor, such successor Person will succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor.  Such successor Person thereupon may cause to be signed any or all of the Guarantees to be endorsed upon all of the 2023 Notes issuable hereunder which theretofore shall not have been signed by the Company and delivered to the Trustee.  All the Guarantees so issued will in all respects have the same legal rank and benefit under the Indenture as the Guarantees theretofore and thereafter issued in accordance with the terms of the Indenture as though all of such Guarantees had been issued at the date of the execution hereof.

Section 5.                                           Release and Termination of Guarantee.

(a)                                 A guarantee of the 2023 Notes by a Holdco Subsidiary Guarantor will be automatically and unconditionally released and discharged in accordance with the terms set forth in Section 5.7 of the Third Supplemental Indenture.

(b)                                 Subject to clause (c) below, notwithstanding any other provision of the Indenture to the contrary, the guarantee of the 2023 Notes granted herein by the Holdco Guarantor shall be automatically and unconditionally released and discharged upon written notice to the Trustee by Holdco (a “Release Notice”), delivered in Holdco’s sole and absolute discretion, that the Holdco Guarantor shall no longer be a Guarantor, and no further action by the Holdco Guarantor, the Company, any Holdco Subsidiary Guarantor or the Trustee shall be required for the release and discharge thereof at any time; provided, however, that the guarantee of the Holdco Guarantor shall not be released pursuant to this Section 5(b) if a demand for payment pursuant to the terms of such guarantee and this Amendment No. 2 was made by the Holders of 2023 Notes or the Trustee on their behalf prior to the delivery of the Release Notice to the Trustee, and such demand has not been satisfied or waived.

(c)                                  Notwithstanding the foregoing, the guarantee of the 2023 Notes granted herein by the Holdco Guarantor shall be interpreted in such a manner that such guarantee will be “full and unconditional” as those words are used in Rule 3-10 of Regulation S-X of the Securities and Exchange Commission, as currently in effect, and Holders shall automatically have any additional rights and remedies against the Holdco Guarantor that may be necessary to yield that result.

Section 6.                                           Local Law Guarantee Limitations.

(a)                                 Luxembourg Guarantee Limitations. Notwithstanding any other provision to the contrary provided in the Indenture, the Guarantee granted herein by any Guarantor which is incorporated and established under the laws of the Grand-Duchy of Luxembourg (a “Luxembourg Guarantor”) for the obligations of any entity which is not a direct or indirect subsidiary of such Luxembourg Guarantor (the “Limited Guarantee”) shall, together with any similar guarantee obligations of such Luxembourg Guarantor under the Debt Documents (as defined in the Intercreditor Agreement) and the Indenture, be limited at any time to an aggregate amount not exceeding the higher of:

(i)                                     ninety-five percent (95%) of such Luxembourg Guarantor’s capitaux propres (as referred to in article 34 of the Luxembourg law dated 19 December 2002 on the commercial register and annual accounts, as amended (the “2002 Law”)) determined as at the date on which a demand is made under the Limited Guarantee as stated in the Luxembourg Guarantor’s then most recently approved financial statements, increased by the amount of any Intra-Group Liabilities (as defined below); and

(ii)                                  ninety-five percent (95%) of such Luxembourg Guarantor’s capitaux propres (as referred to in article 34 of the 2002 Law) determined as at the date of this Amendment No. 2 as stated in the Luxembourg Guarantor’s most recently approved financial statements at such date, increased by the amount of any Intra-Group Liabilities.

For the purpose of this Section 6(a), “Intra-Group Liabilities” shall mean any amounts owed by the Luxembourg Guarantor to any other member of the group of companies to which it belongs and that have not been financed (directly or indirectly) by a borrowing under the Debt Documents (as defined in the Intercreditor Agreement) and the Indenture.

In addition, the above limitation shall not apply to (i) any amounts (if any) borrowed directly or indirectly by or made available by whatever means to such Luxembourg Guarantor or any of its direct or indirect subsidiaries under the Debt Documents and the Indenture and (ii) any amounts borrowed under the Debt Documents and the Indenture, and on-lent to such Luxembourg Guarantor or any of its direct or indirect subsidiaries (in any form whatsoever).

(b)                                 Italy Guarantee Limitations.

(i)                                     Notwithstanding anything to the contrary provided in the Indenture, the maximum amount that the Italian Guarantor (as defined below) will be required to pay under its Guarantee in respect of the obligations of the Company, the Holdco Guarantor and any Holdco Subsidiary Guarantor which is not an Italian Guarantor Subsidiary (as defined below) will be limited to the Pro Rata Share (as defined below) of:

(A)                                 the principal amount of any indebtedness of the Italian Guarantor (or any Italian Guarantor Subsidiary) as “Borrower” under and as defined in the Revolving Credit Facilities Agreement and the Senior Term Loan Agreement (including any refinancing thereof); and

(B)                                 the principal amount of all intercompany loans (whether documented by an intercompany loan agreement, a promissory note or otherwise) advanced (or granted) to the Italian Guarantor (or any Italian

Guarantor Subsidiary) by Holdco or any Holdco Subsidiary after the date of the Revolving Credit Facilities Agreement,

in each case under clauses (A) and (B) above, as such amounts are outstanding on the first date on which a demand is made upon the Italian Guarantor to pay under a Qualifying Guarantee (as defined below).

(ii)                                  In any event, for the sole purposes of complying with article 1938 of the Italian Civil Code (as defined below), the maximum amount that the Italian Guarantor may be required to pay in respect of its obligations as Guarantor under its Guarantee shall not exceed $550,000,000  (or its equivalent in another currency).

(iii)                               If any creditor or class of creditors of Senior Liabilities (as defined below) irrevocably and unconditionally waives such Senior Liabilities or agrees not to make a demand or fails to file a claim or a demand in the context of an insolvency, bankruptcy or similar proceedings resulting in the final and irrevocable discharge of such Senior Liabilities or finally and irrevocably barring any further right to claim for payments under the relevant Qualifying Guarantee, the Pro Rata Share will be recalculated as of the initial calculation date to exclude the Senior Liabilities owed to such creditor or class of creditors on such date and the Italian Guarantor will pay any additional amounts then due under its Guarantee.

(iv)                              The amount payable under the Italian Guarantor’s Guarantee will be calculated by reference to the amounts of the Senior Liabilities which are outstanding on the first date on which a demand is made upon the Italian Guarantor to pay under a Qualifying Guarantee of those Senior Liabilities. For the purposes of such, calculation amounts which are not denominated in euro will be converted into euro at the Security Agent’s spot rate of exchange for the purchase of euro with U.S. dollars in the London foreign exchange market at or about 11:00 am (London time) on the date of calculation.

(v)                                 For purposes of this Section 6(b):

“GTECH Notes” means, collectively, the €500,000,000 5.375% Guaranteed Notes due 2018 and the €500,000,000 3.500% Guaranteed Notes due 2020 of Holdco;

“Holdco Notes” means, collectively, the $600,000,000 5.625% Senior Secured Notes due 2020, the $1,500,000,000 6.250% Senior Secured Notes due 2022, the $1,100,000,000 6.500% Senior Secured Notes due 2025, the €700,000,000 4.125% Senior Secured Notes due 2020 and the €850,000,000 4.750% Senior Secured Notes due 2023 of Holdco;

“IGT Notes” means, collectively, the 2023 Notes and the $500,000,000 7.500% Notes due 2019 and the $300,000,000 5.50% Notes due 2020 of the Company;

“Italian Civil Code” means the Italian civil code (codice civile), enacted by Royal Decree No. 22 of March 16, 1942, as subsequently amended and supplemented;

“Italian Guarantor” means Lottomatica Holding S.r.l., a limited liability company (Società a Responsabilità Limitata) under the laws of the Republic of Italy;

“Italian Guarantor Subsidiary” means a Person more than 50% of the outstanding Voting Stock of which is owned, directly or indirectly, by the Italian Guarantor or by one or more other Italian Guarantor Subsidiaries, or by the Italian Guarantor and one or more other Italian Guarantor Subsidiaries;

“Pro Rata Share” means the proportion that the aggregate amount of the Senior Liabilities owed to the Holders of the 2023 Notes bears to the amount of all outstanding Senior Liabilities guaranteed by Qualifying Guarantees by the Italian Guarantor, as such Senior Liabilities are outstanding on the first date on which a demand is made upon the Italian Guarantor to pay under a Qualifying Guarantee;

“Qualifying Guarantees” means guarantees permitted or not prohibited to be given by the Italian Guarantor under the Revolving Credit Facilities Agreement, the Senior Term Loan Agreement and the Relevant Notes (or any additional notes issued by Holdco), copies of which have been provided to the Security Agent, in respect of indebtedness which is permitted or not prohibited to be incurred by Holdco and any Holdco Subsidiary under the Revolving Credit Facilities Agreement, the Senior Term Loan Agreement and the Relevant Notes (or any additional notes issued by Holdco) and which contain a limitation equivalent to the limitation in this Section 6(b) (as certified by Holdco to the Security Agent);

“Relevant Notes” means the GTECH Notes, the Holdco Notes and the IGT Notes; and

“Senior Liabilities” means all amounts that are “Senior Secured Liabilities” under and as defined in the Intercreditor Agreement or which do not constitute such liabilities solely because they are unsecured and the holders thereof have accordingly not become parties to the Intercreditor Agreement.

Section 7.                                           This Amendment No. 2.  This Amendment No. 2 shall be construed as supplemental to the Indenture and shall form a part of it, and the Indenture is hereby incorporated by reference herein and each is hereby ratified, approved and confirmed.

Section 8.                                           Governing Law.  THIS AMENDMENT NO. 2 SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

Section 9.                                           Effect of Headings.  The section headings are for convenience only and shall not affect the construction hereof.

Section 10.                                    Conflicts.  To the extent of any inconsistency between the terms of the Indenture or any Global Security representing 2023 Notes and this Amendment No. 2, the terms of this Amendment No. 2 will control.

Section 11.                                    Entire Agreement.  This Amendment No. 2 constitutes the entire agreement of the parties hereto with respect to the amendments to the Indenture set forth herein.

Section 12.                                    Successors.  All covenants and agreements in this Amendment No. 2 given by the parties hereto shall bind their successors.

Section 13.                                    Miscellaneous.

(a)                                 In case any provision in this Amendment No. 2 shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof or of the Indenture shall not in any way be affected or impaired thereby.

(b)                                 The parties may sign any number of copies of this Amendment No. 2.  Each signed copy shall be an original, but all of them together represent the same agreement, binding on the parties hereto.

[Signatures on following pages]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to be duly executed as of the date first written above.

Dated as of April 22, 2015

INTERNATIONAL GAME TECHNOLOGY

	By:	/s/ Philip G. Satre
Name: Philip G. Satre
Title: President

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

	By:	/s/ John C. Stohlmann
Name: John C. Stohlmann
Title: Vice President

INTERNATIONAL GAME TECHONOLOGY PLC, as Holdco Guarantor

	By:	/s/ Philip G. Satre
Name: Philip G. Satre
Title: Director

GTECH USA, LLC,
as Holdco Subsidiary Guarantor

	By:	/s/ Victor Duarte
Name: Victor Duarte
Title: Manager

GTECH CANADA ULC,
as Holdco Subsidiary Guarantor

	By:	/s/ Victor Duarte
Name: Victor Duarte
Title: President and CEO

Signature Page

LOTTOMATICA HOLDING S.R.L.,
as Holdco Subsidiary Guarantor

By:	/s/ Claudio Demolli
Name: Claudio Demolli
Title: Attorney-in-Fact

GTECH GERMANY GMBH,
as Holdco Subsidiary Guarantor

By:	/s/ Sylvia Dietz
Name: Sylvia Dietz
Title: Director

DOUBLE DOWN INTERACTIVE, LLC,
as Holdco Subsidiary Guarantor

By:	/s/ Renato Ascoli
Name: Renato Ascoli
Title: Manager

GTECH HOLDINGS CORPORATION,
as Holdco Subsidiary Guarantor

By:	/s/ Claudio Demolli
Name: Claudio Demolli
Title: Treasurer

IGT, as Holdco Subsidiary Guarantor

By:	/s/ Claudio Demolli
Name: Claudio Demolli
Title: Treasurer

Signature Page

GTECH CORPORATION,
as Holdco Subsidiary Guarantor

By:	/s/ Claudio Demolli
Name: Claudio Demolli
Title: Treasurer

GTECH FOREIGN HOLDINGS CORPORATION, as Holdco Subsidiary Guarantor

By:	/s/ Claudio Demolli
Name: Claudio Demolli
Title: Treasurer

GTECH RHODE ISLAND LLC,
as Holdco Subsidiary Guarantor

By:	/s/ Claudio Demolli
Name: Claudio Demolli
Title: Treasurer

INVEST GAMES S.A.,
as Holdco Subsidiary Guarantor

By:	/s/ Claudio Demolli
Name: Claudio Demolli
Title: Director

Signature Page